EXHIBIT 99 (a)(7)	EXHIBIT (a)(7)

Text of PowerPoint Presentation for
Employee Meetings

Mechanical Technology Incorporated
Offer to Exchange Outstanding Stock Options
Held by MTI Employees

Caution-Only a Summary

-	This presentation is only a summary of certain issues.
-	Do not rely solely on this presentation.
-	Read the documents provided.
-	Consult your own tax, legal or financial advisor.

Structure of Transaction:

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MTI is offering its employees an opportunity to surrender (tender) outstanding options issued under our 1999 Employee Stock Incentive Plan, as amended (the "1999 Plan") and the Stock Incentive Plan, as amended (the "1996 Plan"), and, subject to certain conditions, to receive in exchange new options to be issued at least six months plus a day after the surrendered options are accepted by MTI.

Why is This Offer Being Made?

-	To address the fact that many employees have options with an exercise price in excess of the current market value for MTI stock.
-	To provide appropriate performance and retention incentives.
-	To better align the interests of our employees with those of our stockholders, in order to maximize stockholder value.

Who Is Eligible?

-	Employees and directors of MTI and its subsidiaries employed or on the Board of Directors on the acceptance date (currently scheduled to be December 22, 2003).

What Options are Covered by this Offer?

-	Options issued under the 1999 Plan and the 1996 Plan that have an exercise price per share of at least $10.00.

Terms of Offer

-	50% Exchange Ratio-For each two (2) option shares surrendered, the option holder will receive one (1) new option share.
-	New Grant Date-New options will be granted during the 30-day period commencing at least six months plus a day after acceptance of surrendered options.
-	Floor Price-Options surrendered must have an exercise price of at least $10.00 per share.
-	Vesting-Vesting schedules applicable to surrendered options will apply to new options unless you are a non-exempt employee.
-	New Option Exercise Price-Fair market value on the date of grant.
-	Continued Employment - To receive grant, employee must be employed from the acceptance date through the date on which new options are granted.

For Non-Exempt Employees:

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Due to certain labor laws, employees who are classified as non-exempt under FLSA will have to wait an additional six months after the grant date of new options before being allowed to exercise their options.

 Certain Risks of Offer:

-	The market price of MTI shares could increase.
-	No new options will be issued to any employee whose employment with MTI ends before the new grant date.
-	If MTI were to enter into an agreement to be acquired before the new grant date, depending on the terms of any deal, it is possible that no new options may be granted.
-	See documents provided for fuller discussion.

Will My New Options be ISOs or NSOs?

-	New options will be NSOs.

Taxes:

-	Employees receiving new option grants will not incur any US federal tax liability as a result of the surrender of old options and the issuance of new options.
-	Certain federal tax consequences of exercise of options and sale of stock are described in the documents provided.
-	Each individual should consult his/her own tax or financial adviser for state, local and foreign tax effects.

Option Issuances During the Period until Issuance of the New Options:

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For employees or directors electing to surrender options, no new options, including options upon promotion, may be issued to such employees until the grant date for new options issued under the terms of the Offer.

 Options not Surrendered:

-	No one is required to surrender any options; an option holder may chose to keep existing options rather than surrender them.
-	Generally, an option holder may surrender some option grants but not others, but must surrender an entire option grant.

Deadlines:

-	Deadlines may be changed by the Company.
-	Friday, December 19, 2003 at 12:00 noon. Eastern Standard Time-Election or withdrawal forms must be received by Sheila Lamb by this time-NO EXCEPTIONS!
-	Monday, December 22, 2003- MTI will decide whether to accept options tendered.
-	June 23, 2004 to July 23, 2004-New options issued in exchange for surrendered and cancelled options.

Process:

-	October 30, 2003 -Tender offer documents distributed.
-	Individual employees wishing to participate must complete, sign and submit Election Form with exhibit attached.
-	If you wish to change your election, submit a revised Election Form with the Exhibit attached.
-	If you wish to withdraw after submitting an Election Form, submit Notice of Withdrawal.
-	Election and Withdrawal forms are in the documents provided. If you need an additional form, contact Sheila Lamb.

No Company Recommendation:

-	The Company is not making any recommendation as to whether any eligible employee should surrender options.
-	If any employee gives you a recommendation, please understand that person is not speaking for the company.
-	It is up to each employee to decide whether to participate -Read the documents and consult your own legal, financial or tax advisors.

 Additional Questions:

-	If you have any additional questions:
- Read the documents.
- If you still have questions, contact Sheila Lamb at by e-mail at slamb@mechtech.com.